SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                ----------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

                                ----------------

    INFORMATION TO BE INCLUDED IN STATEMENTS PURSUANT TO RULES 13d-1(b), (c)
        AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 UNDER THE
               SECURITIES EXCHANGE ACT OF 1934 (Amendment No.__)*

                           AMERIVEST PROPERTIES INC.
                                (Name of Issuer)

                         COMMON STOCK, $0.001 PAR VALUE
                         (Title of Class of Securities)

                                    03071L101
                                 (CUSIP Number)

                                February 10, 2006
             (Date of Event Which Requires Filing of this Statement)

      Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

      [  ] Rule 13d-1(b)

      [X]  Rule 13d-1(c)

      [  ] Rule 13d-1(d)

-----------

      * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Schedule 13G
CUSIP No. 03071L101                                               PAGE 2 OF 35


------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Davidson Kempner Partners
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  [ ]
                                                               (b)  [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                New York
------------------------------------------------------------------------------

NUMBER OF         (5)   SOLE VOTING POWER
                                    0
SHARES            ____________________________________________________________

BENEFICIALLY      (6)   SHARED VOTING POWER
                                    309,218
OWNED BY          ____________________________________________________________

EACH              (7)   SOLE DISPOSITIVE POWER
                                    0
REPORTING         ____________________________________________________________

PERSON WITH       (8)   SHARED DISPOSITIVE POWER
                                    309,218
------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                    309,218
------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                    1.3%
------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                    PN
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 03071L101                                               PAGE 3 OF 35


------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Davidson Kempner Institutional Partners, L.P.
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  [ ]
                                                               (b)  [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                Delaware
------------------------------------------------------------------------------

NUMBER OF         (5)   SOLE VOTING POWER
                                    0
SHARES            ____________________________________________________________

BENEFICIALLY      (6)   SHARED VOTING POWER
                                    524,993
OWNED BY          ____________________________________________________________

EACH              (7)   SOLE DISPOSITIVE POWER
                                    0
REPORTING         ____________________________________________________________

PERSON WITH       (8)   SHARED DISPOSITIVE POWER
                                    524,993
------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                    524,993
------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                    2.2%
------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                    PN
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 03071L101                                               PAGE 4 OF 35


------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      M. H. Davidson & Co.
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  [ ]
                                                               (b)  [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                New York
------------------------------------------------------------------------------

NUMBER OF         (5)   SOLE VOTING POWER
                                    0
SHARES            ____________________________________________________________

BENEFICIALLY      (6)   SHARED VOTING POWER
                                    45,873
OWNED BY          ____________________________________________________________

EACH              (7)   SOLE DISPOSITIVE POWER
                                    0
REPORTING         ____________________________________________________________

PERSON WITH       (8)   SHARED DISPOSITIVE POWER
                                    45,873
------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                    45,873
------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                    0.2%
------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                    PN
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 03071L101                                               PAGE 5 OF 35


------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Davidson Kempner International, Ltd.
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  [ ]
                                                               (b)  [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                British Virgin Islands
------------------------------------------------------------------------------

NUMBER OF         (5)   SOLE VOTING POWER
                                    0
SHARES            ____________________________________________________________

BENEFICIALLY      (6)   SHARED VOTING POWER
                                    796,834
OWNED BY          ____________________________________________________________

EACH              (7)   SOLE DISPOSITIVE POWER
                                    0
REPORTING         ____________________________________________________________

PERSON WITH       (8)   SHARED DISPOSITIVE POWER
                                    796,834
------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                    796,834
------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                    3.3%
------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                    CO
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 03071L101                                               PAGE 6 OF 35


------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Serena Limited
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  [ ]
                                                               (b)  [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                Cayman Islands
------------------------------------------------------------------------------

NUMBER OF         (5)   SOLE VOTING POWER
                                    0
SHARES            ____________________________________________________________

BENEFICIALLY      (6)   SHARED VOTING POWER
                                    22,182
OWNED BY          ____________________________________________________________

EACH              (7)   SOLE DISPOSITIVE POWER
                                    0
REPORTING         ____________________________________________________________

PERSON WITH       (8)   SHARED DISPOSITIVE POWER
                                    22,182
------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                    22,182
------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                    0.1%
------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                    CO

------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 03071L101                                               PAGE 7 OF 35


------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      MHD Management Co.
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  [ ]
                                                               (b)  [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                New York
------------------------------------------------------------------------------

NUMBER OF         (5)   SOLE VOTING POWER
                                    0
SHARES            ____________________________________________________________

BENEFICIALLY      (6)   SHARED VOTING POWER
                                    309,218
OWNED BY          ____________________________________________________________

EACH              (7)   SOLE DISPOSITIVE POWER
                                    0
REPORTING         ____________________________________________________________

PERSON WITH       (8)   SHARED DISPOSITIVE POWER
                                    309,218
------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                    309,218
------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                    1.3 %
------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                    PN

------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 03071L101                                               PAGE 8 OF 35


------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Davidson Kempner Advisers Inc.
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  [ ]
                                                               (b)  [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                New York
------------------------------------------------------------------------------

NUMBER OF         (5)   SOLE VOTING POWER
                                    0
SHARES            ____________________________________________________________

BENEFICIALLY      (6)   SHARED VOTING POWER
                                    524,993
OWNED BY          ____________________________________________________________

EACH              (7)   SOLE DISPOSITIVE POWER
                                    0
REPORTING         ____________________________________________________________

PERSON WITH       (8)   SHARED DISPOSITIVE POWER
                                    524,993
------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                    524,993
------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                    2.2%
------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON IA

------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 03071L101                                               PAGE 9 OF 35


------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Davidson Kempner International Advisors, L.L.C.
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  [ ]
                                                               (b)  [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                Delaware
------------------------------------------------------------------------------

NUMBER OF         (5)   SOLE VOTING POWER
                                    0
SHARES            ____________________________________________________________

BENEFICIALLY      (6)   SHARED VOTING POWER
                                    819,016
OWNED BY          ____________________________________________________________

EACH              (7)   SOLE DISPOSITIVE POWER
                                    0
REPORTING         ____________________________________________________________

PERSON WITH       (8)   SHARED DISPOSITIVE POWER
                                    819,016
------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                    819,016
------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                    3.4%
------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                    OO
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 03071L101                                               PAGE 10 OF 35


------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Thomas L. Kempner, Jr.
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  [ ]
                                                               (b)  [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                United States
------------------------------------------------------------------------------

NUMBER OF         (5)   SOLE VOTING POWER
                                    0
SHARES            ____________________________________________________________

BENEFICIALLY      (6)   SHARED VOTING POWER
                                    1,699,100
OWNED BY          ____________________________________________________________

EACH              (7)   SOLE DISPOSITIVE POWER
                                    0
REPORTING         ____________________________________________________________

PERSON WITH       (8)   SHARED DISPOSITIVE POWER
                                    1,699,100
------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                    1,699,100
------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                    7.1%
------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                    IN
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 03071L101                                               PAGE 11 OF 35


------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Marvin H. Davidson
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  [ ]
                                                               (b)  [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                United States
------------------------------------------------------------------------------

NUMBER OF         (5)   SOLE VOTING POWER
                                    0
SHARES            ____________________________________________________________

BENEFICIALLY      (6)   SHARED VOTING POWER
                                    1,699,100
OWNED BY          ____________________________________________________________

EACH              (7)   SOLE DISPOSITIVE POWER
                                    0
REPORTING         ____________________________________________________________

PERSON WITH       (8)   SHARED DISPOSITIVE POWER
                                    1,699,100
------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                    1,699,100
------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                    7.1%
------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                    IN

------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 03071L101                                               PAGE 12 OF 35


------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Stephen M. Dowicz
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  [ ]
                                                               (b)  [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                United States
------------------------------------------------------------------------------

NUMBER OF         (5)   SOLE VOTING POWER
                                    0
SHARES            ____________________________________________________________

BENEFICIALLY      (6)   SHARED VOTING POWER
                                    1,699,100
OWNED BY          ____________________________________________________________

EACH              (7)   SOLE DISPOSITIVE POWER
                                    0
REPORTING         ____________________________________________________________

PERSON WITH       (8)   SHARED DISPOSITIVE POWER
                                    1,699,100
------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                    1,699,100
------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                    7.1%
------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                    IN

------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 03071L101                                               PAGE 13 OF 35


------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Scott E. Davidson
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  [ ]
                                                               (b)  [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                United States
------------------------------------------------------------------------------

NUMBER OF         (5)   SOLE VOTING POWER
                                    0
SHARES            ____________________________________________________________

BENEFICIALLY      (6)   SHARED VOTING POWER
                                    1,699,100
OWNED BY          ____________________________________________________________

EACH              (7)   SOLE DISPOSITIVE POWER
                                    0
REPORTING         ____________________________________________________________

PERSON WITH       (8)   SHARED DISPOSITIVE POWER
                                    1,699,100
------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                    1,699,100
------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                    7.1%
------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                    IN

------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 03071L101                                               PAGE 14 OF 35


------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Michael J. Leffell
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  [ ]
                                                               (b)  [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                United States
------------------------------------------------------------------------------

NUMBER OF         (5)   SOLE VOTING POWER
                                    0
SHARES            ____________________________________________________________

BENEFICIALLY      (6)   SHARED VOTING POWER
                                    1,699,100
OWNED BY          ____________________________________________________________

EACH              (7)   SOLE DISPOSITIVE POWER
                                    0
REPORTING         ____________________________________________________________

PERSON WITH       (8)   SHARED DISPOSITIVE POWER
                                    1,699,100
------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                    1,699,100
------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                    7.1%
------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                    IN

------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 03071L101                                               PAGE 15 OF 35


------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Timothy I. Levart
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  [ ]
                                                               (b)  [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                United Kingdom & United States
------------------------------------------------------------------------------

NUMBER OF         (5)   SOLE VOTING POWER
                                    0
SHARES            ____________________________________________________________

BENEFICIALLY      (6)   SHARED VOTING POWER
                                    1,699,100
OWNED BY          ____________________________________________________________

EACH              (7)   SOLE DISPOSITIVE POWER
                                    0
REPORTING         ____________________________________________________________

PERSON WITH       (8)   SHARED DISPOSITIVE POWER
                                    1,699,100
------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                    1,699,100
------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                    7.1%
------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                    IN

------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 03071L101                                               PAGE 16 OF 35


------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Robert J. Brivio, Jr.
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  [ ]
                                                               (b)  [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                United States
------------------------------------------------------------------------------

NUMBER OF         (5)   SOLE VOTING POWER
                                    0
SHARES            ____________________________________________________________

BENEFICIALLY      (6)   SHARED VOTING POWER
                                    1,699,100
OWNED BY          ____________________________________________________________

EACH              (7)   SOLE DISPOSITIVE POWER
                                    0
REPORTING         ____________________________________________________________

PERSON WITH       (8)   SHARED DISPOSITIVE POWER
                                    1,699,100
------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                    1,699,100
------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                    7.1%
------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                    IN
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 03071L101                                               PAGE 17 OF 35


------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Eric P. Epstein
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  [ ]
                                                               (b)  [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                United States
------------------------------------------------------------------------------

NUMBER OF         (5)   SOLE VOTING POWER
                                    0
SHARES            ____________________________________________________________

BENEFICIALLY      (6)   SHARED VOTING POWER
                                    1,699,100
OWNED BY          ____________________________________________________________

EACH              (7)   SOLE DISPOSITIVE POWER
                                    0
REPORTING         ____________________________________________________________

PERSON WITH       (8)   SHARED DISPOSITIVE POWER
                                    1,699,100
------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                    1,699,100
------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                    7.1%
------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                    IN
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 03071L101                                               PAGE 18 OF 35


------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Anthony A. Yoseloff
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  [ ]
                                                               (b)  [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                United States
------------------------------------------------------------------------------

NUMBER OF         (5)   SOLE VOTING POWER
                                    0
SHARES            ____________________________________________________________

BENEFICIALLY      (6)   SHARED VOTING POWER
                                    1,699,100
OWNED BY          ____________________________________________________________

EACH              (7)   SOLE DISPOSITIVE POWER
                                    0
REPORTING         ____________________________________________________________

PERSON WITH       (8)   SHARED DISPOSITIVE POWER
                                    1,699,100
------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                    1,699,100
------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                    7.1%
------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                    IN

------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 03071L101                                               PAGE 19 OF 35


------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Avram Z. Friedman
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  [ ]
                                                               (b)  [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                United States
------------------------------------------------------------------------------

NUMBER OF         (5)   SOLE VOTING POWER
                                    0
SHARES            ____________________________________________________________

BENEFICIALLY      (6)   SHARED VOTING POWER
                                    1,699,100
OWNED BY          ____________________________________________________________

EACH              (7)   SOLE DISPOSITIVE POWER
                                    0
REPORTING         ____________________________________________________________

PERSON WITH       (8)   SHARED DISPOSITIVE POWER
                                    1,699,100
------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                    1,699,100
------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                    7.1%
------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                    IN
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 03071L101                                               PAGE 20 OF 35


ITEM 1(a).  NAME OF ISSUER:

            AMERIVEST PROPERTIES INC. (the "Company")

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            1780 S BELLAIRE ST
            SUITE 100
            DENVER CO 80222

ITEM 2(a).  NAME OF PERSON FILING:

      This Statement is filed by each of the entities and persons listed below, all of whom together are referred to herein as the "Reporting Persons":

            (i)   Davidson Kempner Partners, a New York limited partnership
                  ("DKP");

            (ii) Davidson Kempner Institutional Partners, L.P., a Delaware limited partnership ("DKIP");

            (iii) M. H. Davidson & Co., a New York limited partnership ("CO");

            (iv) Davidson Kempner International, Ltd., a British Virgin Islands corporation ("DKIL");

            (v)   Serena Limited, a Cayman Islands corporation ("Serena");

            (vi) MHD Management Co., a New York limited partnership and the general partner of DKP ("MHD");

            (vii) Davidson Kempner Advisers Inc., a New York corporation and the general partner of DKIP ("DKAI"), which is registered as an investment adviser with the U.S. Securities and Exchange Commission;

            (viii) Davidson Kempner International Advisors, L.L.C., a Delaware
                  limited liability company and the manager of DKIL and Serena ("DKIA"); and

            (ix) Messrs. Thomas L. Kempner, Jr., Marvin H. Davidson, Stephen M. Dowicz, Scott E. Davidson, Michael J. Leffell, Timothy I. Levart, Robert J. Brivio, Jr., Anthony A. Yoseloff, Eric P. Epstein and Avram Z. Friedman (collectively, the "Principals"), who are the general partners of CO and MHD, the sole managing members of DKIA and the sole stockholders of DKAI.

ITEM 2(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE:

      The address of the principal business office of each of the Reporting Persons is c/o Davidson Kempner Partners, 885 Third Avenue, Suite 3300, New York, New York 10022.

Schedule 13G
CUSIP No. 03071L101                                               PAGE 21 OF 35


ITEM 2(c).  CITIZENSHIP:

            (i)     DKP - a New York limited partnership

            (ii)    DKIP - a Delaware limited partnership

            (iii)   CO - a New York limited partnership

            (iv)    DKIL - a British Virgin Islands corporation

            (v)     Serena - a Cayman Islands corporation

            (vi)    MHD - a New York limited partnership

            (vii)   DKAI - a New York corporation

            (viii)  DKIA - a Delaware limited liability company

            (ix)    Thomas L. Kempner, Jr. - United States

            (x)     Marvin H. Davidson - United States

            (xi)    Stephen M. Dowicz - United States

            (xii)   Scott E. Davidson -United States

            (xiii)  Michael J. Leffell - United States

            (xiv)   Timothy I. Levart - United Kingdom & United States

            (xv)    Robert J. Brivio, Jr. - United States

            (xvi)   Eric P. Epstein - United States

            (xvii)  Anthony A. Yoseloff - United States

            (xviii) Avram Z. Friedman - United States

ITEM 2(d).  TITLE OF CLASS OF SECURITIES:

      COMMON STOCK, $0.001 PAR VALUE

ITEM 2(e).  CUSIP NUMBER:

      03071L101

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO 13d-1(b) OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

            (a) [ ] Broker or dealer registered under Section 15 of the Act;

Schedule 13G
CUSIP No. 03071L101                                               PAGE 22 OF 35


            (b)  [ ] Bank as defined in Section 3(a)(6) of the Act;

            (c)  [ ] Insurance Company as defined in Section 3(a)(19) of the
                     Act;

            (d)  [ ] Investment Company registered under Section 8 of the
                     Investment Company Act of 1940;

            (e)  [ ] Investment Adviser registered under Section 203 of the
                     Investment Advisers Act of 1940: see Rule
                     13d-1(b)(1)(ii)(E);

            (f)  [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F);

            (g)  [ ] Parent Holding Company, in accordance with Rule
                     13d-1(b)(ii)(G);

            (h)  [ ] Savings Associations as defined in Section 3(b) of the
                     Federal Deposit Insurance Act;

            (i)  [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940;

            (j)  [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

ITEM 4.   OWNERSHIP.

      The Principals may be deemed to beneficially own an aggregate of 1,699,100 Shares as a result of their voting and dispositive power over the 1,699,100 Shares beneficially owned by DKP, DKIP, DKIL, Serena and CO. As such, the Principals may be deemed to control DKP, DKIP, DKIL, Serena and CO and therefore may be deemed to be the beneficial owner of the securities reported in this
Schedule 13G.

      DKIA may be deemed to beneficially own the 796,834 Shares beneficially owned by DKIL and the 22,182 Shares beneficially owned by Serena as a result of its voting and dispositive power over those Shares. DKAI may be deemed to beneficially own the 524,993 Shares beneficially owned by DKIP as a result of its voting and dispositive power over those Shares. MHD may be deemed to beneficially own the 309,218 Shares beneficially owned by DKP as a result of its voting and dispositive power over those Shares.

      A. DKP

         (a) Amount beneficially owned: 309,218

         (b) Percent of class: 1.3%

         (c) Number of shares as to which such person has:

             (i) sole power to vote or to direct the vote: 0

            (ii) shared power to vote or to direct the vote: 309,218

Schedule 13G
CUSIP No. 03071L101                                               PAGE 23 OF 35


          (iii)  sole power to dispose or to direct the disposition: 0

           (iv)  shared power to dispose or to direct the disposition: 309,218

      B. DKIP

         (a) Amount beneficially owned: 524,993

         (b) Percent of class: 2.2%

         (c) Number of shares as to which such person has:

            (i)  sole power to vote or to direct the vote: 0

            (ii) shared power to vote or to direct the vote: 524,993

           (iii) sole power to dispose or to direct the disposition: 0

            (iv) shared power to dispose or to direct the disposition: 524,993

      C. CO

         (a) Amount beneficially owned: 45,873

         (b) Percent of class: 0.2%

         (c) Number of shares as to which such person has:

             (i) sole power to vote or to direct the vote: 0

            (ii) shared power to vote or to direct the vote: 45,873

           (iii) sole power to dispose or to direct the disposition: 0

            (iv) shared power to dispose or to direct the disposition: 45,873

      D. DKIL

         (a) Amount beneficially owned: 796,834

         (b) Percent of class: 3.3%

         (c) Number of shares as to which such person has:

             (i)  sole power to vote or to direct the vote: 0

            (ii) shared power to vote or to direct the vote: 796,834

           (iii) sole power to dispose or to direct the disposition: 0

            (iv) shared power to dispose or to direct the disposition: 796,834

Schedule 13G
CUSIP No. 03071L101                                               PAGE 24 OF 35


      E.  Serena

         (a) Amount beneficially owned: 22,182

         (b) Percent of class: 0.1%

         (c) Number of shares as to which such person has:

             (i) sole power to vote or to direct the vote: 0

            (ii) shared power to vote or to direct the vote: 22,182

           (iii) sole power to dispose or to direct the disposition: 0

            (iv) shared power to dispose or to direct the disposition: 22,182

      F. MHD

         (a) Amount beneficially owned: 309,218

         (b) Percent of class: 1.3%

         (c) Number of shares as to which such person has:

             (i) sole power to vote or to direct the vote: 0

            (ii) shared power to vote or to direct the vote: 309,218

           (iii) sole power to dispose or to direct the disposition: 0

            (iv) shared power to dispose or to direct the disposition: 309,218

      G. DKAI

         (a) Amount beneficially owned: 524,993

         (b) Percent of class: 2.2%

         (c) Number of shares as to which such person has:

             (i) sole power to vote or to direct the vote: 0

            (ii) shared power to vote or to direct the vote: 524,993

           (iii) sole power to dispose or to direct the disposition: 0

            (iv) shared power to dispose or to direct the disposition: 524,993

      H. DKIA

         (a) Amount beneficially owned: 819,016

Schedule 13G
CUSIP No. 03071L101                                               PAGE 25 OF 35


         (b) Percent of class: 3.4%

         (c) Number of shares as to which such person has:

             (i) sole power to vote or to direct the vote: 0

            (ii) shared power to vote or to direct the vote: 819,016

           (iii) sole power to dispose or to direct the disposition: 0

            (iv) shared power to dispose or to direct the disposition: 819,016

      I. Thomas L. Kempner, Jr.

         (a) Amount beneficially owned: 1,699,100

         (b) Percent of class: 7.1%

         (c) Number of shares as to which such person has:

             (i) sole power to vote or to direct the vote: 0

            (ii) shared power to vote or to direct the vote: 1,699,100

           (iii) sole power to dispose or to direct the disposition: 0

            (iv) shared power to dispose or to direct the disposition: 1,699,100

      J. Marvin H. Davidson

         (a) Amount beneficially owned: 1,699,100

         (b) Percent of class: 7.1%

         (c) Number of shares as to which such person has:

             (i) sole power to vote or to direct the vote: 0

            (ii) shared power to vote or to direct the vote: 1,699,100

            (iii) sole power to dispose or to direct the disposition: 0

            (iv) shared power to dispose or to direct the disposition: 1,699,100

      K. Stephen M. Dowicz

         (a) Amount beneficially owned: 1,699,100

         (b) Percent of class: 7.1%

         (c) Number of shares as to which such person has:

Schedule 13G
CUSIP No. 03071L101                                               PAGE 26 OF 35


             (i) sole power to vote or to direct the vote: 0

            (ii) shared power to vote or to direct the vote: 1,699,100

           (iii) sole power to dispose or to direct the disposition: 0

            (iv) shared power to dispose or to direct the disposition: 1,699,100

      L. Scott E. Davidson

         (a) Amount beneficially owned: 1,699,100

         (b) Percent of class: 7.1%

         (c) Number of shares as to which such person has:

             (i) sole power to vote or to direct the vote: 0

            (ii) shared power to vote or to direct the vote: 1,699,100

            (iii) sole power to dispose or to direct the disposition: 0

            (iv) shared power to dispose or to direct the disposition: 1,699,100

      M. Michael J. Leffell

         (a) Amount beneficially owned. 1,699,100

         (b) Percent of class: 7.1%

         (c) Number of shares as to which such person has:

             (i) sole power to vote or to direct the vote: 0

            (ii) shared power to vote or to direct the vote: 1,699,100

           (iii) sole power to dispose or to direct the disposition: 0

            (iv) shared power to dispose or to direct the disposition: 1,699,100

      N. Timothy I. Levart

         (a) Amount beneficially owned: 1,699,100

         (b) Percent of class: 7.1%

         (c) Number of shares as to which such person has:

             (i) sole power to vote or to direct the vote: 0

            (ii) shared power to vote or to direct the vote: 1,699,100

Schedule 13G
CUSIP No. 03071L101                                               PAGE 27 OF 35


           (iii) sole power to dispose or to direct the disposition: 0

            (iv) shared power to dispose or to direct the disposition: 1,699,100

      O. Robert J. Brivio, Jr.

         (a) Amount beneficially owned: 1,699,100

         (b) Percent of class: 7.1%

         (c) Number of shares as to which such person has:

             (i) sole power to vote or to direct the vote: 0

            (ii) shared power to vote or to direct the vote: 1,699,100

           (iii) sole power to dispose or to direct the disposition: 0

            (iv) shared power to dispose or to direct the disposition: 1,699,100

      P. Eric P. Epstein

         (a) Amount beneficially owned: 1,699,100

         (b) Percent of class: 7.1%

         (c) Number of shares as to which such person has:

             (i) sole power to vote or to direct the vote: 0

            (ii) shared power to vote or to direct the vote: 1,699,100

           (iii) sole power to dispose or to direct the disposition: 0

            (iv) shared power to dispose or to direct the disposition: 1,699,100

      Q. Anthony A. Yoseloff

         (a) Amount beneficially owned: 1,699,100

         (b) Percent of class: 7.1%

         (c) Number of shares as to which such person has:

             (i) sole power to vote or to direct the vote: 0

            (ii) shared power to vote or to direct the vote: 1,699,100

           (iii) sole power to dispose or to direct the disposition: 0

            (iv) shared power to dispose or to direct the disposition: 1,699,100

Schedule 13G
CUSIP No. 03071L101                                               PAGE 28 OF 35


      R. Avram Z. Friedman

         (a) Amount beneficially owned: 1,699,100

         (b) Percent of class: 7.1%

         (c) Number of shares as to which such person has:

             (i) sole power to vote or to direct the vote: 0

            (ii) shared power to vote or to direct the vote: 1,699,100

           (iii) sole power to dispose or to direct the disposition: 0

            (iv) shared power to dispose or to direct the disposition: 1,699,100

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            Not applicable.

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

      The partners, members or stockholders of each of the Reporting Persons, including the Principals, have the right to participate in the receipt of dividends from, or proceeds from the sale of, the securities held for the account of such Reporting Person in accordance with their ownership interests in such Reporting Person. The Reporting Persons disclaim all beneficial ownership as affiliates of a Registered Investment Adviser, and, in any case, disclaim beneficial ownership except as to the extent of their pecuniary interest in the shares. The Reporting Persons have elected to file Schedule 13G although such filing may not be required under the Securities Exchange Act of 1934, as amended (the "Act").

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

            Not applicable.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

            See Item 4.

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.

            Not applicable.

ITEM 10.    CERTIFICATION.  (if filing pursuant to Rule 13d-1(c))

      Each of the Reporting Persons hereby makes the following certification:

Schedule 13G
CUSIP No. 03071L101                                               PAGE 29 OF 35


      By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Schedule 13G
CUSIP No. 03071L101                                               PAGE 30 OF 35


                                   SIGNATURES

      After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED:  February 21, 2006                DAVIDSON KEMPNER PARTNERS
                                         By: MHD Management Co.,
                                         its General Partner

                                         /s/ Thomas L. Kempner, Jr.
                                         --------------------------------------
                                         Name:  Thomas L. Kempner, Jr.
                                         Title: Managing Partner

                                         DAVIDSON KEMPNER INSTITUTIONAL
                                         PARTNERS, L.P.
                                         By: Davidson Kempner Advisers Inc.,
                                         its General Partner

                                         /s/ Thomas L. Kempner, Jr.
                                         --------------------------------------
                                         Name:  Thomas L. Kempner, Jr.
                                         Title: President

                                         M.H. DAVIDSON & CO.

                                         By: /s/ Thomas L. Kempner, Jr
                                         --------------------------------------
                                         Name:  Thomas L. Kempner, Jr.
                                         Title: Managing Partner

                                         DAVIDSON KEMPNER INTERNATIONAL, LTD.
                                         By: Davidson Kempner International
                                         Advisors, L.L.C.,
                                         its Investment Manager

                                         /s/ Thomas L. Kempner, Jr.
                                         --------------------------------------
                                         Name:  Thomas L. Kempner, Jr.
                                         Title: Executive Managing Member

                                         SERENA LIMITED
                                         By: Davidson Kempner International
                                         Advisors, L.L.C.,
                                         its Investment Manager

                                         /s/ Thomas L. Kempner, Jr.
                                         --------------------------------------
                                         Name:  Thomas L. Kempner, Jr.
                                         Title: Executive Managing Member

Schedule 13G
CUSIP No. 03071L101                                               PAGE 31 OF 35


                                         MHD MANAGEMENT CO.

                                         /s/ Thomas L. Kempner, Jr.
                                         --------------------------------------
                                         Name:  Thomas L. Kempner, Jr.
                                         Title: Managing Partner

                                         DAVIDSON KEMPNER ADVISERS INC.

                                         /s/ Thomas L. Kempner, Jr.
                                         --------------------------------------
                                         Name:  Thomas L. Kempner, Jr.
                                         Title: President

                                         DAVIDSON KEMPNER INTERNATIONAL
                                         ADVISORS, L.L.C.

                                         /s/ Thomas L. Kempner, Jr.
                                         --------------------------------------
                                         Name:  Thomas L. Kempner, Jr.
                                         Title: Executive Managing Member

                                         /s/ Thomas L. Kempner, Jr.
                                         --------------------------------------
                                         Thomas L. Kempner, Jr.

                                         /s/ Marvin H. Davidson
                                         --------------------------------------
                                         Marvin H. Davidson

                                         /s/ Stephen M. Dowicz
                                         --------------------------------------
                                         Stephen M. Dowicz

                                         /s/ Scott E. Davidson
                                         --------------------------------------
                                         Scott E. Davidson

                                         /s/ Michael J. Leffell
                                         --------------------------------------
                                         Michael J. Leffell

                                         /s/ Timothy I. Levart
                                         --------------------------------------
                                         Timothy I. Levart

                                         /s/ Robert J. Brivio, Jr.
                                         --------------------------------------
                                         Robert J. Brivio, Jr.

                                         /s/ Eric P. Epstein
                                         --------------------------------------
                                         Eric P. Epstein

                                         /s/ Anthony A. Yoseloff
                                         --------------------------------------
                                         Anthony A. Yoseloff

Schedule 13G
CUSIP No. 03071L101                                               PAGE 32 OF 35


                                         /s/ Avram Z. Friedman
                                         --------------------------------------
                                         Avram Z. Friedman

Schedule 13G
CUSIP No. 03071L101                                               PAGE 33 OF 35



                                    EXHIBIT 1

                           JOINT ACQUISITION STATEMENT

                            PURSUANT TO RULE 13d-1(k)

      The undersigned acknowledge and agree that the foregoing statement on
Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G, shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

DATED:  February 21, 2006                DAVIDSON KEMPNER PARTNERS
                                         By: MHD Management Co.,
                                         its General Partner

                                         /s/ Thomas L. Kempner, Jr.
                                         --------------------------------------
                                         Name:  Thomas L. Kempner, Jr.
                                         Title: Managing Partner

                                         DAVIDSON KEMPNER INSTITUTIONAL
                                         PARTNERS, L.P.
                                         By: Davidson Kempner Advisers Inc.,
                                         its General Partner

                                         /s/ Thomas L. Kempner, Jr.
                                         --------------------------------------
                                         Name:  Thomas L. Kempner, Jr.
                                         Title: President

                                         M.H. DAVIDSON & CO.

                                         By: /s/ Thomas L. Kempner, Jr
                                         --------------------------------------
                                         Name:  Thomas L. Kempner, Jr.
                                         Title: Managing Partner

                                         DAVIDSON KEMPNER INTERNATIONAL, LTD.
                                         By: Davidson Kempner International
                                         Advisors, L.L.C.,
                                         its Investment Manager

                                         /s/ Thomas L. Kempner, Jr.
                                         --------------------------------------
                                         Name:  Thomas L. Kempner, Jr.
                                         Title: Executive Managing Member

Schedule 13G
CUSIP No. 03071L101                                               PAGE 34 OF 35


                                         SERENA LIMITED
                                         By: Davidson Kempner International
                                         Advisors, L.L.C.,
                                         its Investment Manager

                                         /s/ Thomas L. Kempner, Jr.
                                         --------------------------------------
                                         Name:  Thomas L. Kempner, Jr.
                                         Title: Executive Managing Member

                                         MHD MANAGEMENT CO.

                                         /s/ Thomas L. Kempner, Jr.
                                         --------------------------------------
                                         Name:  Thomas L. Kempner, Jr.
                                         Title: Managing Partner

                                         DAVIDSON KEMPNER ADVISERS INC.

                                         /s/ Thomas L. Kempner, Jr.
                                         --------------------------------------
                                         Name:  Thomas L. Kempner, Jr.
                                         Title: President

                                         DAVIDSON KEMPNER INTERNATIONAL
                                         ADVISORS, L.L.C.

                                         /s/ Thomas L. Kempner, Jr.
                                         --------------------------------------
                                         Name:  Thomas L. Kempner, Jr.
                                         Title: Executive Managing Member

                                         /s/ Thomas L. Kempner, Jr.
                                         --------------------------------------
                                         Thomas L. Kempner, Jr.

                                         /s/ Marvin H. Davidson
                                         --------------------------------------
                                         Marvin H. Davidson

                                         /s/ Stephen M. Dowicz
                                         --------------------------------------
                                         Stephen M. Dowicz

                                         /s/ Scott E. Davidson
                                         --------------------------------------
                                         Scott E. Davidson

                                         /s/ Michael J. Leffell
                                         --------------------------------------
                                         Michael J. Leffell

                                         /s/ Timothy I. Levart
                                         --------------------------------------
                                         Timothy I. Levart

                                         /s/ Robert J. Brivio, Jr.
                                         --------------------------------------
                                         Robert J. Brivio, Jr.

Schedule 13G
CUSIP No. 03071L101                                               PAGE 35 OF 35


                                         /s/ Eric P. Epstein
                                         --------------------------------------
                                         Eric P. Epstein

                                         /s/ Anthony A. Yoseloff
                                         --------------------------------------
                                         Anthony A. Yoseloff

                                         /s/ Avram Z. Friedman
                                         --------------------------------------
                                         Avram Z. Friedman